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                                            November 13, 1997



          [Venable, Baetjer and Howard, LLP Letterhead]


Seward & Kissel
One Battery Park Plaza
New York, NY 10004

             Re: Alliance Institutional Funds, Inc.

Ladies and Gentlemen:

         We have acted as special Maryland counsel for Alliance Institutional Funds, Inc., a Maryland corporation (the "Company"), in connection with the organization of the Company and the issuance of shares of its Alliance Premier Growth Institutional Fund Class I and Class II Common Stock, Alliance Quasar Institutional Fund Class I and Class II Common Stock, and Alliance Real Estate Investment Institutional Fund Class I and Class II Common Stock, par value $.001 per share (each of such classes of each of such funds of the Company, a "Class," and collectively, the "Shares").

         As special Maryland counsel for the Company, we are familiar with its Charter and Bylaws. We have examined the prospectus included in its Registration Statement on Form N-1A, File Nos. 333-37177; 811-08403 (the "Registration Statement"), substantially in the form in which it is to become effective (the "Prospectus"). We have further examined and relied upon a certificate of the Maryland State Department of Assessments and Taxation to the effect that the Company is duly incorporated and existing under the laws of the State of Maryland and is in good standing and duly authorized to transact business in the State of Maryland.

         We have also examined and relied upon such corporate records of the Company and other documents and certificates with respect to factual matters as we have deemed necessary to render the opinion expressed herein. We have assumed, without independent verification, the genuineness of all signatures on documents submitted to us, the authenticity of all documents submitted to us as originals, and the conformity with originals of all documents submitted to us as copies.

         Based on such examination, we are of the opinion and so advise you that:




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         1.   The Company is duly organized and validly existing
              as a corporation in good standing under the laws of the State of Maryland.

         2. The Shares of the Company to be offered for sale pursuant to the Prospectus are, to the extent of the respective number of Shares of each Class authorized to be issued by the Company in its Charter, duly authorized and, when sold, issued and paid for as contemplated by the Registration Statement, will have been validly and legally issued and will be fully paid and nonassessable under the laws of the State of Maryland .

         This letter expresses our opinion with respect to the Maryland General Corporation Law. It does not extend to the securities or "blue sky" laws of Maryland, to federal securities laws or to other laws.

         You may rely upon our foregoing opinion in rendering your opinion to the Company that is to be filed as an exhibit to the Registration Statement. We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us in the Statement of Additional Information supplementing the Prospectus under the caption "Counsel". We do not thereby admit that we are "experts" within the meaning of the Securities Act of 1933 and the regulations thereunder. This opinion may not be relied upon by any other person or for any other purpose without our prior written consent.

                                  Very truly yours,



                                  /s/ Venable, Baetjer and
                                    Howard, LLP

















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